SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported)  September 10, 1996
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                         MAXICARE HEALTH PLANS, INC.
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             (Exact name of registrant as specified in its charter)




               Delaware                0-12024           95-3615709
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      (State or other jurisdiction    (Commission      (IRS Employer
         of incorporation or          File Number)     Identification No.)
          organization)






      1149 South Broadway Street, Los Angeles, California        90015
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        (Address of principal executive offices)              (Zip Code)




      Registrant's telephone number, including area code  (213) 765-2000
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      Item 5.  Other Events.
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               Maxicare Health Plans, Inc.  reported that it believes the
               availability  of   its   pre-change   net  operating  loss
               carryforwards ("NOLs") for federal income tax return purposes has increased by approximately $216 million as compared to amounts previously quantified as of December 31, 1995. This belief is based on a tax report received from the Company's independent accountants, Ernst & Young
               LLP,  and  the   Company's   understanding  regarding  the
               application of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code").

               As a result of a "change of ownership" experienced by the Company on December 5, 1990, the Company's pre-change NOLs of approximately $325 million became subject to limitation under Section 382 of the Code. The Company believes the annual limitation under Section 382 of the Code for its pre-change NOLs has increased from $6.3 million per year to $9.2 million per year which represents an increase of approximately $44 million over the carryover period from $94 million to $138 million. In addition, the Company believes approximately $182 million of additional pre-change NOLs are currently available for federal income tax return purposes as of December 31, 1995 under other provisions of Section 382 of the Code. The pre-change NOLs are subject to a fifteen year carryover period and expire for federal income tax purposes in the years 2002 through 2005. In the event any of the pre-change NOLs are not fully utilized in an annual period, the Company is allowed to carryover such amounts to subsequent years during the carryover period.

               The Company believes approximately $320 million of the total pre-change NOLs of $325 million will be available for utilization for federal income tax return purposes over the carryover period. The Company is unable to quantify at this time to what extent it may be able to fully utilize its remaining pre-change NOLs for federal income tax return purposes prior to their expiration. From December 5, 1990 through December 31, 1995 the Company has utilized approximately $40 million of the pre-change NOLs for federal income tax return purposes and has recognized approximately $80 million of pre-change NOLs for financial statement reporting purposes. The increase in pre-change NOLs available for financial statement reporting purposes has not been fully determined at this time. Should the Company experience a second "change of ownership", the limitations under Section 382 of the Code on pre-change NOLs would be recalculated.

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
                                  SIGNATURES




           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    Maxicare Health Plans, Inc.
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                                          (Registrant)




      September 10, 1996            /s/ EUGENE L. FROELICH
                                    ------------------------------
                                        Eugene L. Froelich
                                     Chief Financial Officer
                                    and Executive Vice President -
                                    Finance and Administration







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